UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 2, 2024

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On October 2, 2024 (the “Effective Date”), Wynn/CA Plaza Property Owner, LLC and Wynn/CA Property Owner, LLC (collectively, the "Borrowers") entered into a third amendment (the "Third Amendment") to their existing term loan agreement (the "Term Loan Agreement,” and, as amended by the Third Amendment, the “Extended Term Loan Agreement”) with United Overseas Bank Limited, New York Agency, as administrative agent, and the lenders party thereto. The Term Loan Agreement provides for a term loan in an aggregate principal amount of $615.0 million. The Borrowers own approximately 160,000 square feet of retail space at Wynn Las Vegas, and each of the Borrowers is a 50.1%-owned subsidiary of Wynn Resorts, Limited, with the remaining 49.9% equity interest owned by Crown Acquisitions Inc., an unrelated third party.

The Third Amendment amends the Term Loan Agreement to, among other things, (i) extend the scheduled maturity date of the term loan to July 24, 2027; (ii) provide for an interest rate on the term loan equal to One Month Term SOFR (as defined in, and determined in accordance with, the Extended Term Loan Agreement) plus a spread of 215 basis points; and (iii) require that the Borrowers meet a specified maximum loan to value ratio annually (which, if not met, triggers a mandatory excess cash sweep until such ratio has been achieved) as well as certain specified minimum debt yields.

In connection with, and as provided under, the Third Amendment, the Borrowers (a) made a principal prepayment of the term loan in the amount of $15.0 million, and (b) to mitigate interest rate risk, entered into an interest rate swap agreement maturing in February 2027, which effectively caps the variable component of the interest rate on the term loan at 3.385% through such date.

The Extended Term Loan Agreement contains customary representation and warranties, cash sweeps, events of default and such other affirmative and negative covenants for debt facilities of this type, including, among other things, limitations on leasing matters, incurrence of indebtedness, distributions and transactions with affiliates. Borrowings under the Extended Term Loan Agreement are secured by substantially all of the assets of the Borrowers.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 related to the Borrowers’ direct financial obligations under the Extended Term Loan Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1
Third Amendment to Term Loan Agreement and First Amendment to Recourse Indemnity Agreement, dated as of October 2, 2024, by and among Wynn/CA Plaza Property Owner, LLC and Wynn/CA Property Owner, LLC, as borrowers, United Overseas Bank Limited, New York Agency, as administrative agent, and the guarantors and lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: October 3, 2024	By:	/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer